Exhibit 99.1

Whole Foods Market Announces a 32% Increase in Quarterly Dividend to $0.25 Per Share

          AUSTIN, Texas, April 5 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced that its Board of Directors raised its quarterly dividend from $0.19 to $0.25 per share.  In November 2004 the Company announced that its Board of Directors had approved a 27% increase in the Company’s quarterly dividend from $0.15 to $0.19 per share.  On January 17, 2005, the Company paid approximately $12 million to shareholders in quarterly dividends of $0.19 per share.  The first $0.25 per share dividend is payable April 25, 2005 to shareholders of record at the close of business on April 15, 2005.

          At the end of the first quarter, the Company’s cash and cash equivalents, including restricted cash, were approximately $261 million, and total long- term debt was approximately $101 million.     “We believe we will continue to produce strong cash flow from operations and stock option exercises and, as an EVA company, we believe in maximizing returns on capital to our shareholders,” said John Mackey, Chairman, Chief Executive Officer, and Co-Founder of Whole Foods Market.  “We are fortunate that due to our increasing cash balance we are able to increase the dividend once again in such a short time frame.”

          About Whole Foods Market:  Founded in 1980 in Austin, Texas, Whole Foods Market(R) is the largest natural and organic foods retailer.  The Company had sales of $3.9 billion in fiscal year 2004 and currently has 168 stores in the United States, Canada and the United Kingdom.

          The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements.  These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10K for the fiscal year ended September 26, 2004.  The Company does not undertake any obligation to update forward-looking statements.

          Contact:  Cindy McCann
                          VP of Investor Relations
                          512.542.0204

SOURCE  Whole Foods Market, Inc.
          -0-                                        04/05/2005
          /CONTACT:     Cindy McCann, VP of Investor Relations of Whole Foods Market,
Inc., +1-512-542-0204/
          /Web site:  http://www.wholefoodsmarket.com /